Exhibit 99.1

Santander Holdings USA, Inc. and Santander

Consumer USA Inc. Confirm Termination of Written

Agreement with Federal Reserve Bank of Boston

BOSTON / DALLAS – Feb. 4, 2021 – Santander Holdings USA, Inc. (“SHUSA“) and Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”), today confirmed that the Board of Governors of the Federal Reserve System has authorized the Federal Reserve Bank of Boston to terminate its Written Agreement dated March 21, 2017, with SHUSA and SC’s wholly-owned subsidiary, Santander Consumer USA Inc.

Since 2015, SHUSA and SC have made signifcant progress in strengthening board oversight, compliance, risk management, capital planning and liquidity risk management. The 2017 Written Agreement required Santander to strengthen risk management across Santander US, and its termination demonstrates the progress Santander has made in recent years. The enhancements made to SHUSA’s and SC’s risk programs in response to the 2017 Written Agreement are now fully embedded in Santander’s US operations.

“I am pleased with the progress we have made resolving these legacy issues,” said Tim Wennes, Santander US CEO. “Today’s announcement is an important milestone for Santander in the US and speaks to the hard work and dedication of our colleagues across the US and particularly at SC.”

“We are pleased that the Federal Reserve has acknowledged the significant strides that Santander Consumer has made to strenghten our business across the board,” said Mahesh Aditya, Santander Consumer USA CEO. “Our employees have worked tirelessly to build a culture with a compliance mindset where the highest operating standards are the norm. That is the company we have today, and we look forward to our next chapter.”

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the fourth quarter ended December 31, 2020), and is headquartered in Dallas, Texas. (www.santanderconsumerusa.com)

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with more than 146 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent organization of five financial companies with approximately 15,000 employees, 5 million customers and assets of approximately $150 billion as of September 30, 2020. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc. (NYSE: SC), Banco Santander International of Miami, Santander Securities LLC of Boston, Santander Investment Securities Inc. of New York, and several other subsidiaries.

CONTACTS:

Santander US Media Relations

Laurie Kight

214.801.6455

mediarelations@santander.us

Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

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